                                                                     EXHIBIT 3.3

                                                                  EXECUTION COPY

              SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                           VERASUN ENERGY CORPORATION

     The following amendments to and restatement of the corporation's Articles of Incorporation, as amended, were adopted by the corporation in the manner prescribed by SDCL 47-2-20 to 47-2-22 as of November 5, 2002.

                                      FIRST

                      The name of the corporation shall be:
                           VERASUN ENERGY CORPORATION

                                     SECOND

                   The period of existence shall be perpetual.

                                      THIRD

     The nature of the business of this corporation and the objects and purposes proposed to be transacted, promoted and carried on by it are as follows:

     A. To conduct all activities authorized by law and specifically to develop and thereafter own and operate sources of energy production and development and to conduct such other activities as may be connected therewith, and such other business or activities as shall be considered desirable by the Board of Directors;

     B. To own and dispose of real and personal property necessary or appropriate for the carrying on of the business of this corporation;

     C. To borrow money within such limitations as shall be determined by the Board of Directors and to mortgage or pledge real or personal property of the corporation in order to secure such loans or obligations; and

     D. To do each and every other act necessary to carry out the purposes and objectives as stated herein and exercise all powers conferred by the laws of the State of South Dakota on corporations as provided by the South Dakota Business Corporation Act or any amendments thereto.

                                     FOURTH

     A. This corporation is authorized to issue shares of two classes of stock:
35,000,000 shares of Common Stock with a par value of $0.01 per share, and 30,000,000 shares of Preferred Stock with a par value of $0.01 per share.

     B. Holders of Common Stock are entitled to one vote per share on any matter submitted to the shareholders. When dividends or other distributions are declared by the Board of Directors of the corporation, after any preferential amount with respect to the Preferred Stock has been paid or set aside, the holders of the Common Stock and the holders of any series of Preferred Stock entitled to participate in the dividend or other distribution are entitled to receive the remainder of the declared dividends or other distributions. Upon liquidation, dissolution or winding up of the corporation, after any preferential amount with respect to the Preferred Stock has been paid or set aside, the holders of Common Stock are entitled to receive the net assets of the corporation in the manner provided in Section D.2(b) of this Article.

     C. The Board of Directors is authorized, subject to limitations prescribed by the South Dakota Codified Laws, as amended from time to time (the "SDCL"), and by the provisions of this Article, to provide for the issuance of shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each series and to determine the designations, relative rights, preferences and limitations of the shares of each series. The authority of the Board of Directors with respect to each series includes determination of the following:

          1. The number of shares in and the distinguishing designation of that series;

          2. Whether shares of that series shall have full, special, conditional, limited or no voting rights, except to the extent otherwise provided by the SDCL;

          3. Whether shares of that series shall be convertible and the terms and conditions of the conversion, including provision for adjustment of the conversion rate in circumstances determined by the Board of Directors;

          4. Whether shares of that series shall be redeemable and the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions or at different redemption dates;

          5. The dividend rate, if any, on shares of that series, the manner of calculating any dividends and the preferences of any dividends;

          6. The rights of shares of that series in the event of voluntary or involuntary dissolution of the corporation and the rights of priority of that series relative to the Common Stock and any other series of Preferred Stock on the distribution of assets on dissolution; and

          7. Any other rights, preferences and limitations of that series that are permitted by law to vary.

     D. The first series of Preferred Stock shall be designated "Series A Convertible Preferred Stock" ("Series A Preferred") and shall consist of 17,315,000 shares. The rights, preferences, privileges, and limitations of the Series A Preferred are as set forth below in this Section D. Numbered section references are to sections of this Section D.

          1. Dividends. The Series A Preferred shall not be entitled to any dividends; provided, however, that if the Board of Directors declares any dividend or other distribution with respect to the Common Stock, the holders of the Series A Preferred shall be entitled to participate in any such declared dividend or other distribution pro rata with the Common Stock on the basis of the number of shares of Common Stock into which such Series A Preferred could then be converted.

          2. Liquidation.

               (a) Preference. In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, and subject to the rights of any series of Preferred Stock which may from time to time come into existence, the holders of Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the corporation to the holders of Common Stock by reason of their ownership thereof, an amount (the "Liquidation Preference") equal to $1.25 (as such amount may be adjusted to account for stock splits, stock dividends, combinations or other recapitalizations of the Series A Preferred) for each share of Series A Preferred then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred in proportion to the Liquidation Preference each such holder is otherwise entitled to receive.

               (b) Upon the completion of the distribution required by Section 2(a) above, and subject to the rights of any series of Preferred Stock which may from time to time come into existence, all of the remaining assets of this corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock and the Series A Preferred in proportion to the number of shares of Common Stock then held by them and the number of shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series A Preferred then held by them.

               (c) Deemed Liquidation.

                    (i) Deemed Liquidation. For purposes of Section 2(a), a liquidation, dissolution or winding up of this corporation shall be deemed to include any consolidation, merger or a statutory share exchange (other than a merger with a wholly-owned subsidiary of the corporation or a consolidation, merger, share exchange or other business combination in which the outstanding voting stock of the corporation immediately prior to such consolidation, merger, share exchange or business combination constitutes a majority of the voting stock of the surviving entity) in which the outstanding shares of capital stock of the corporation are exchanged for securities or other consideration of or from another corporation, or a sale of all or substantially all the assets or stock of the corporation; provided, however, that this Section 2(c) shall not apply to (x) a merger effected solely for the purpose of changing the domicile of this corporation or (y) any transaction if at least two thirds (66 2/3%) of the outstanding shares of Series A Preferred agree not to give effect to this Section 2(c).

                    (ii) Valuation of Consideration. In the event of a deemed liquidation as described in Section 2(c)(i) above, if the consideration received by the corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors.

                    (iii) Notice of Transaction. The corporation shall give each holder of record of Series A Preferred written notice of any transaction described in Section 2(c)(i) not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the transaction as they are known to management of the corporation and the provisions of this Section 2, and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the corporation has given the first notice provided for herein or sooner than ten (10) days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series A Preferred that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Series A Preferred.

          3. Conversion. The holders of the Series A Preferred shall have conversion rights and shall be subject to conversion obligations as follows (the "Series A Conversion Rights"):

               (a) Right to Convert. Subject to Section 3(b), each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price (as defined below) by the Series A Conversion Price (as defined below) applicable to such share, determined as hereafter provided, in effect on the date the applicable Series A Preferred certificate is surrendered for conversion. The initial Series A Conversion Price per share for shares of Series A Preferred shall be $1.00 (as such amount may be adjusted to account for stock splits, stock dividends, combinations or other recapitalizations of the Series A Preferred, the "Series A Original Issue Price"); provided, however, that the Series A Conversion Price for the Series A Preferred shall be subject to adjustment as set forth in Section 3(d).

               (b) Mechanics of Voluntary Conversion. Before any holder of Series A Preferred shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Series A Preferred, and shall give written notice to the corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended (the "Securities Act"), the conversion may, at the option of any holder tendering Series A Preferred for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred shall not be deemed to have converted such Series A Preferred until immediately prior to the closing of such sale of securities.

               (c) Automatic Conversion.

                    (i) Each share of Series A Preferred shall be converted automatically into shares of Common Stock immediately upon the earlier of (A) the conversion date specified by written consent or agreement to convert of the holders of at least two thirds (66 2/3%) of the then outstanding shares of Series A Preferred, or (B) the closing of the corporation's sale of its capital stock in an initial public offering pursuant to an effective registration statement under the Securities Act which resulted in aggregate gross proceeds to the corporation of at least $10,000,000 and had a price to the public of at least $4.00 per share (an "IPO"). Such conversion shall be deemed to have been made immediately prior to the effective date of such written consent or agreement or the closing of the sale and issuance of securities pursuant to the IPO, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                    (ii) In connection with any conversion of shares of Series A Preferred pursuant to Section 3(c)(i)(A), each holder of Series A Preferred shall receive a number of shares of Common Stock equal to (A) the aggregate Liquidation Preference of such holder's shares of Series A Preferred (the "Aggregate Liquidation Preference"), divided by the Series A Conversion Price at the time in effect, plus (B) the number of shares determined by dividing (x) the Aggregate Liquidation Preference by (y) the per share value of the Common Stock as determined in good faith by the Board of Directors. In connection with any conversion of shares of Series A Preferred pursuant to Section 3(c)(i)(B), each holder of Series A Preferred shall receive a number of shares of Common Stock equal to (A) the number of shares determined in accordance with clause (A) of the first sentence of this Section 3(c)(ii), plus (B) the number of shares determined by dividing (x) the Aggregate Liquidation Preference by (y) the public offering price per share of capital stock issued and sold in the IPO.

               (d) Series A Conversion Price Adjustments for Certain Dilutive Issuances, Splits and Combinations. The Series A Conversion Price shall be subject to adjustment from time to time as follows:

                    (i) Stock Issuances.

                         (A) Adjustment Formula. If the corporation shall issue,
after the date upon which any shares of Series A Preferred were first issued (the "Series A

Purchase Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Series A Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Series A Conversion Price in effect immediately prior to each such issuance shall concurrently with such issue (except as otherwise provided in this Section 3(d)(i)) be adjusted by multiplying such Series A Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the "Outstanding Common") plus the number of shares of Common Stock that the aggregate consideration received by the corporation for such issuance would purchase at the Series A Conversion Price in effect immediately prior to such issuance; and the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term "Outstanding Common" shall include shares of Common Stock deemed issued pursuant to Section 3(d)(i)(E) below, but shall not include shares owned or held by or for the account of the corporation.

                         (B) Definition of "Additional Stock." For purposes of
this Section 3(d)(i), "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 3(d)(i)(E)) by this corporation after the Series A Purchase Date other than:

                              (1) shares of Common Stock issued pursuant to a
transaction described in Section 3(d)(ii) hereof;

                              (2) shares of Common Stock issued or issuable to
employees, consultants or directors of this corporation pursuant to a stock option plan, stock purchase plan or other equity incentive plan or agreement, in each case as approved by the Board of Directors of the corporation;

                              (3) shares of Common Stock issued or issuable in
an initial public offering in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock;

                              (4) shares of Common Stock issued or issuable upon
conversion of the Series A Preferred or as dividends or distributions on the Preferred Stock;

                              (5) shares of capital stock, or options or
warrants to purchase capital stock, issued to financial institutions or equipment lessors in connection with commercial credit arrangements, equipment financings or similar transactions in each case as approved by the Board of Directors of the corporation;

                              (6) shares of capital stock, or options or
warrants to purchase capital stock, issued in connection with acquisitions, business combinations, licensing transactions or other strategic alliances, including corporate partnering agreements, in each case as approved by the Board of Directors of the corporation;

                              (7) shares of capital stock, or options or
warrants to purchase capital stock, the issuance of which has been approved in writing by the holders of at least two thirds (66 2/3%) of the then outstanding shares of Series A Preferred;

                              (8) shares of Common Stock issued or issuable upon
exercise of the warrants outstanding on the effective date of these Second Amended and Restated Articles of Incorporation and covering an aggregate of 2,150,315 shares (subject to adjustment as provided therein);

                              (9) an aggregate of 1,180,000 shares of Common
Stock (subject to adjustment as provided in the instrument relating to the issuance of such shares) issued or issuable as payment of interest on the corporation's subordinated notes or pursuant to warrants issued to the holders of the subordinated notes;

                              (10) the issuance of shares of Common Stock to the
general contractor for the corporation's plant in an amount equal to any excess over the guaranteed maximum price provided for in the corporation's agreements with such general contractor; and

                              (11) the resale of up to 3,000,000 shares of
Series A Preferred reacquired by the corporation.

                         (C) Fractional Adjustments. No adjustment of the Series
A Conversion Price shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

                         (D) Determination of Consideration. In the case of the
issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                         (E) Deemed Issuance of Common Stock. In the case of the
issuance (whether before, on or after the Series A Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 3(d)(i):

                              (1) The aggregate maximum determinable number of
shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in

Section 3(d)(i)(D)), if any, received by the corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                              (2) The aggregate maximum number of shares of
Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 3(d)(i)(D)).

                              (3) In the event of any change in the number of
shares of Common Stock deliverable or in the consideration payable to the corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series A Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                              (4) Upon the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series A Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                              (5) The number of shares of Common Stock deemed
issued and the consideration deemed paid therefor pursuant to Sections 3(d)(i)(E)(1) and 3(d)(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 3(d)(i)(E)(3) or 3(d)(i)(E)(4).

                         (F) No Increased Conversion Price. Notwithstanding any
other provisions of this Section 3(d)(i), except to the limited extent provided for in Sections 3(d)(i)(E)(3) and (3)(d)(i)(E)(4), no adjustment of the Series A Conversion Price pursuant to this Section 3(d)(i) shall have the effect of increasing the Series A Conversion Price above the Series A Conversion Price in effect immediately prior to such adjustment.

                    (ii) Stock Splits and Dividends. In the event the corporation should at any time or from time to time after the Series A Purchase Date, fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Series A Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 3(d)(i)(E).

                    (iii) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Series A Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, as of the record date of such combination, the Series A Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

               (e) Adjustments for Other Distributions. If the corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 3(d)(ii), then, and in each such event, the holders of Series A Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Series A Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

               (f) Recapitalizations. If at any time or from time to time the Common Stock issuable upon conversion of the Series A Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by a recapitalization, reclassification, or otherwise (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or in Section 2) provision shall be made so that the holders of the Series A Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred the number of shares of stock or other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization or reclassification. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series A Preferred after the recapitalization or reclassification to the end that the provisions of this
Section 3 (including adjustment of the Series A Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred) shall be applicable after that event as nearly equivalent as may be practicable.

               (g) Reorganization, Mergers, Consolidations, or Sales of Assets. Subject to Section 2(c), if at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Section 3) or a merger or consolidation of the corporation with or into another corporation or entity, or the sale of the business of the corporation represented by all or substantially all of the corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation, or sale, provision shall be made so that the holders of the Series A Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred, the number of shares of stock or other securities or property of the corporation (including cash), or of the successor or acquiring corporation or entity resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series A Preferred after the reorganization, merger, consolidation, or sale to the end that the provisions of this Section 3 (including adjustment of the Series A Conversion Price and the number of shares purchasable upon conversion of the Series A Preferred) shall be applicable after that event as nearly equivalent as may be practicable.

               (h) No Impairment. The corporation shall not, by amendment of its articles of incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Series A Conversion Rights of the holders of the Series A Preferred against impairment.

               (i) No Fractional Shares and Certificate as to Adjustments.

                    (A) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share (with one-half being rounded upward). Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                    (B) Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 3, the corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Series A Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series A Preferred.

               (j) Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the corporation shall mail to each holder of Series A Preferred, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               (k) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Second Amended and Restated Articles of Incorporation.

               (l) Notices. Any notice required by the provisions of this
Section 3 to be given to the holders of shares of Series A Preferred shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon delivery by confirmed facsimile transmission or nationally recognized overnight courier service or three days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, to the holders of the Series A Preferred at the address for each such holder as shown on the books of the corporation.

          4. Voting Rights. The holder of each share of Series A Preferred shall have the right to one vote for each share of Common Stock into which such Series A Preferred could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of the corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

          5. Status of Converted Stock. If any shares of Series A Preferred shall be converted pursuant to Section 3, the shares so converted shall be canceled and shall not be issuable by the corporation. These Second Amended and Restated Articles of Incorporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

          6. Acquisition and Resale of Stock. In addition to acquisitions otherwise authorized under the laws and statutes of the State of South Dakota, the corporation is authorized to repurchase or otherwise acquire up to 3,000,000 of the outstanding shares of Series A Preferred to the extent of the unreserved and unrestricted capital surplus of the corporation, and such shares shall not be required to be cancelled and may be disposed of by the corporation for such consideration expressed in dollars as may be fixed from time to time by the Board of Directors.

                                      FIFTH

     The corporation shall not, without the consent of the holders of at least two-thirds (66 2/3%) of the total number of votes entitled to be cast by the shares of the Common Stock and Preferred Stock then outstanding:

          (1) amend, alter, change or repeal any of the rights, preferences or privileges of the Series A Preferred so as to affect adversely such shares; or

          (2) enter into any transaction for the merger or consolidation of the corporation with or into any other entity, or for the sale of all or substantially all of the assets of the corporation.

                                      SIXTH

     Except as may otherwise be expressly agreed by the corporation, holders of Common Stock and Preferred Stock of the corporation shall have no preemptive rights to purchase stock of the corporation or securities convertible into or carrying a right to subscribe for or acquire stock of the corporation.

                                     SEVENTH

     The Board of Directors of this corporation shall have five (5) members; and the names and addresses of the persons who shall serve as the initial Board of Directors of this corporation are as follows:

        Name                         Address
        ----                         -------
Donald L. Endres      100 22nd Avenue, Suite 103
                      Brookings, SD 57006

Matthew K. R. Janes   100 22nd Avenue, Suite 103
                      Brookings, SD 57006

William L. Honnef     1595 Calle Aurora
                      Camarillo, CA 93010

T. Jack Huggins       1101 Fondulac Drive
                      East Peoria, IL 61611

Paul Schock           122 South Phillips Avenue, Suite 300
                      Sioux Falls, SD 57104

                                     EIGHTH

     The corporation shall not commence business until consideration of at least $1,000.00 has been received for the issuance of shares.

                                      NINTH

     No shareholder or legal representative of a shareholder shall sell, transfer, or otherwise dispose of all or any part of the shareholder's stock in the corporation except as permitted under the Amended and Restated Shareholder Agreement, dated as of November 5, 2002, by and among the corporation and its shareholders (the "Shareholder Agreement"); provided, however, that the foregoing transfer restrictions shall terminate upon the termination of such Shareholder Agreement.

                                      TENTH

     To the extent permitted by the laws and statutes of the State of South Dakota as the same exist or may hereafter be amended, a director of this corporation shall not be held liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

                                    ELEVENTH

     The corporation shall indemnify to the fullest extent not prohibited by law any person who is made, or threatened to be made, a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including all appeals (including but not limited to an action, suit, or proceeding by or in right of the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or is or was serving at the request of the corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, limited liability company, partnership, joint venture, trust or other enterprise. The corporation shall pay for or reimburse the reasonable expenses incurred by any such person in any such proceeding in advance of the final disposition of the proceeding to the fullest not prohibited by law. This Article shall not be deemed exclusive of any other provisions for indemnification or advancement of expenses of directors, officers, employees, agents and fiduciaries that may be included in any statute, bylaw, agreement, general or specific action of the Board of Directors, vote of shareholders or otherwise.

                                     TWELFTH

     The name of the initial registered agent shall be Donald L. Endres, at the address of the initial registered office as set forth herein.

                                   THIRTEENTH

     The address of the registered office of this corporation shall be: 100 22nd Avenue, Suite #103, Brookings, SD 57006.

                                   FOURTEENTH

     These Second Amended and Restated Articles of Incorporation correctly set forth without change the corresponding provisions of the Articles of Incorporation as heretofore amended, and supersede the original Articles of Incorporation and all amendments thereto. These Second Amended and Restated Articles of Incorporation may be amended in the manner authorized by the laws and statutes of the State of South Dakota and acts amendatory thereof which are effective and controlling at the time of such proposed amendment.

                                        VERASUN ENERGY CORPORATION


                                        By: /s/ Donald L Endres
                                            ------------------------------------
                                            Donald L. Endres, President

STATE OF SOUTH DAKOTA )
                      :ss
County of Brookings   )

     On this the 5th day of November, 2002, before me, the undersigned officer, personally appeared DONALD L. ENDRES, who acknowledged himself to be the President of VERASUN ENERGY CORPORATION, a South Dakota corporation, and that he as such President, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself as President.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal.

     (SEAL)


                                        /s/ Sheri R. Lanquill
                                        ----------------------------------------
                                        Notary Public - South Dakota
                                        My Commission Expires: 3-31-2004

                              ARTICLES OF AMENDMENT
                                       TO
                           SECOND AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                           VERASUN ENERGY CORPORATION

     Pursuant to the provisions of SDCL 47-2-9, the undersigned corporation adopts the following Articles of Amendment to its Second Amended and Restated Articles of Incorporation.

     FIRST: The name of the corporation is VERASUN ENERGY CORPORATION.

     SECOND: The following amendment to Article FOURTH of the Second Amended and Restated Articles of Incorporation of the corporation, which adds Section E thereto, was adopted by the unanimous written consent of all of the directors and shareholders of the corporation in the manner prescribed SDCL 47-5-11 and 47-4-5:

                                     FOURTH

                                    .........

     E. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the exercise of Warrants (as defined in the Warrant Agreement, dated as of December 23, 2002, between the corporation and Teachers Insurance and Annuity Association of America), such number of its shares of Common Stock as shall from time to time be sufficient to effect the exercise of such Warrants. The shares of Common Stock so issuable shall when so issued be duly and validly issued, fully paid and nonassessable. The reservation of shares of Common Stock pursuant to this Section E shall be in addition to the reservation of shares of Common Stock for the purpose of effecting the conversion of shares of Series A Preferred and for the exercise of any other warrants issued from time to time by the corporation.

     THIRD: The amendment to Article FOURTH of the Second Amended and Restated Articles of Incorporation of the corporation was adopted by the unanimous written consent of all of the directors and shareholders of the corporation effective January 16, 2003.

     FOURTH: The number of shares of Common Stock of the corporation outstanding at the time of such adoption was 5,181,539 and the number of shares of Common Stock entitled to vote thereon was 5,181,539. The number of shares of Preferred Stock of the corporation outstanding at the time of such adoption was 8,657,500 and the number of shares of Preferred Stock entitled to vote thereon was 8,657,500.

     FIFTH: The following number of shares voted for the amendment: 5,181,539 shares of Common Stock and 8,657,500 shares of Preferred Stock. No shares voted against the amendment.

     SIXTH: The amendment does not provide for any exchange, reclassification or cancellation of issued shares.

     SEVENTH: The amendment does not effect a change in the amount of stated capital of the corporation.

     DATED this 16th day of January 2003.

                                        VERASUN ENERGY CORPORATION


                                        By: /s/ Donald L. Endres
                                            ------------------------------------
                                            Donald L. Endres, President

STATE OF SOUTH DAKOTA )
                      :ss
COUNTY OF BROOKINGS   )

     On this the 16th day of January, 2003, before me, the undersigned officer, personally appeared DONALD L. ENDRES, who acknowledged himself to be the President of VERASUN ENERGY CORPORATION, a South Dakota corporation, and that he as such President, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself as President.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal.

     (SEAL)


                                        /s/ Sheri R. Lanquill
                                        ----------------------------------------
                                        Notary Public - South Dakota

My Commission Expires: 3-31-04.

                              ARTICLES OF AMENDMENT

                                       TO

                           SECOND AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

                                       OF

                           VERASUN ENERGY CORPORATION
                                 (ID# DB044362)

     Pursuant to the provisions of Section 47-1A-1003 of the South Dakota Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Second Amended and Restated Articles of Incorporation, as amended.

     FIRST: The name of the corporation is VERASUN ENERGY CORPORATION (organizational ID# DB044362).

     SECOND: Article FIRST of the Second Amended and Restated Articles of Incorporation of the corporation was amended to read as follows:

                      The name of the corporation shall be:
                           VERASUN AURORA CORPORATION.

     THIRD: The amendment does not provide for any exchange, reclassification or cancellation of issued shares.

     FOURTH: The amendment to Article FIRST of the Second Amended and Restated Articles of Incorporation of the corporation was adopted on October 11, 2005.

     FIFTH: The amendment required the approval of the holders of the corporation's common stock. The amendment was duly approved by the shareholders of the corporation in the manner required by the Act and the corporation's articles of incorporation.

     DATED this 11th day of October 2005.

                                        VERASUN ENERGY CORPORATION
                                        (ID# DB044362)


                                        By: /s/ Bruce A. Jamerson
                                            ------------------------------------
                                        Name: Bruce A. Jamerson
                                        Title: President & CFO